Exhibit 99

News Release

SLB Announces First-Quarter 2026 Results

•	Revenue of $8.72 billion increased 3% year on year

•	GAAP EPS of $0.50 decreased 14% year on year

•	EPS, excluding charges and credits, of $0.52 decreased 28% year on year

•	Net income attributable to SLB of $752 million decreased 6% year on year

•	Adjusted EBITDA of $1.77 billion decreased 12% year on year

•	Cash flow from operations was $487 million

•	Board approved quarterly cash dividend of $0.295 per share

HOUSTON, April 24, 2026 — SLB (NYSE: SLB) today announced results for the first-quarter 2026.

First-Quarter Results

				(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Mar. 31, 2026	Dec. 31, 2025	Mar. 31, 2025	Sequential	Year-on-year
Revenue	$8,721	$9,745	$8,490	-11%	3%
Income before taxes - GAAP basis	$956	$943	$1,063	1%	-10%
Income before taxes margin - GAAP basis	11.0%	9.7%	12.5%	129 bps	-156 bps
Net income attributable to SLB - GAAP basis	$752	$824	$797	-9%	-6%
Diluted EPS - GAAP basis	$0.50	$0.55	$0.58	-9%	-14%
Adjusted EBITDA*	$1,773	$2,331	$2,020	-24%	-12%
Adjusted EBITDA margin*	20.3%	23.9%	23.8%	-358 bps	-346 bps
Pretax segment operating income*	$1,321	$1,807	$1,556	-27%	-15%
Pretax segment operating margin*	15.2%	18.5%	18.3%	-340 bps	-318 bps
Net income attribuable to SLB, excluding charges & credits*	$783	$1,179	$988	-34%	-21%
Diluted EPS, excluding charges & credits*	$0.52	$0.78	$0.72	-33%	-28%
Revenue by Geography
International	$6,471	$7,453	$6,727	-13%	-4%
North America	2,167	2,212	1,719	-2%	26%
Other	83	80	44	n/m	n/m

	$8,721	$9,745	$8,490	-11%	3%

SLB acquired ChampionX during the third quarter of 2025. First-quarter 2026 results reflect the acquired ChampionX businesses, which contributed $838 million of revenue, $199 million of adjusted EBITDA and $149 million of pretax segment operating income. Excluding the impact of this acquisition, SLB’s first-quarter 2026 global revenue decreased 7% year on year; international first-quarter 2026 revenue decreased 7% year on year; and North America first-quarter 2026 revenue decreased 8% year on year.

*	These are non-GAAP financial measures. See sections titled “Charges & Credits”, “Divisions” and “Supplementary Information” for details.

n/m = not meaningful

					(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2026	Dec. 31, 2025	Mar. 31, 2025	Sequential	Year-on-year
Revenue by Division
Digital	$640	$825	$587	-22%	9%
Reservoir Performance	1,594	1,748	1,700	-9%	-6%
Well Construction	2,797	2,949	2,977	-5%	-6%
Production Systems	3,508	4,078	2,841	-14%	23%
All Other	443	445	562	-1%	-21%
Eliminations	(261)	(300)	(177)	n/m	n/m

	$8,721	$9,745	$8,490	-11%	3%

Preax segment operating income
Digital	$134	$280	$125	-52%	8%
Reservoir Performance	257	342	282	-25%	-9%
Well Construction	424	550	589	-23%	-28%
Production Systems	497	664	471	-25%	6%
All Other	113	85	162	33%	-30%
Eliminations	(104)	(114)	(73)	n/m	n/m

	$1,321	$1,807	$1,556	-27%	-15%

Pretax segment operating margin
Digital	20.9%	34.0%	21.2%	-1,303 bps	-28 bps
Reservoir Performance	16.1%	19.6%	16.6%	-348 bps	-47 bps
Well Construction	15.2%	18.7%	19.8%	-350 bps	-463 bps
Production Systems	14.2%	16.3%	16.6%	-212 bps	-240 bps
All Other	25.5%	19.0%	28.8%	647 bps	-331 bps
Eliminations	n/m	n/m	n/m	n/m	n/m

	15.2%	18.5%	18.3%	-340 bps	-318 bps

Adjusted EBITDA
Digital	$167	$346	$181	-52%	-8%
Reservoir Performance	369	456	385	-19%	-4%
Well Construction	584	719	753	-19%	-22%
Production Systems	648	815	561	-20%	16%
All Other	197	170	276	16%	-29%
Eliminations	(37)	(40)	(2)	n/m	n/m

	$1,928	$2,466	$2,154	-22%	-10%
Corporate & other	(155)	(135)	(134)	n/m	n/m

	$1,773	$2,331	$2,020	-24%	-12%

Adjusted EBITDA margin
Digital	26.1%	42.0%	30.8%	-1,588 bps	-473 bps
Reservoir Performance	23.1%	26.1%	22.7%	-297 bps	47 bps
Well Construction	20.9%	24.4%	25.3%	-351 bps	-440 bps
Production Systems	18.5%	20.0%	19.7%	-150 bps	-126 bps
All Other	44.4%	38.2%	49.1%	619 bps	-467 bps
Eliminations	n/m	n/m	n/m	n/m	n/m

	22.1%	25.3%	25.4%	-319 bps	-326 bps
Corporate & other	n/m	n/m	n/m	n/m	n/m

	20.3%	23.9%	23.8%	-358 bps	-346 bps

Digital and Production Systems first-quarter 2026 results reflect activity from ChampionX, which contributed $32 million of Digital revenue and $833 million of Production Systems revenue. Excluding the impact of this acquisition, Digital first-quarter 2026 revenue increased 4% year on year, while Production Systems revenue decreased 6% year on year.

n/m = not meaningful

First Quarter Shaped by Geopolitical Developments

“It was a challenging start to the year as widespread disruptions in the Middle East impacted our business,” said SLB Chief Executive Officer Olivier Le Peuch.

“The impact was most pronounced in Well Construction and Reservoir Performance, as SLB demobilized operations in a number of countries in response to customer actions to safeguard personnel and facilities.

“Beyond the Middle East, revenue increased year on year in all other markets driven mainly by the impact of our strategic moves regarding ChampionX, Digital, and Data Center Solutions,” Le Peuch said.

ChampionX Delivers Accretive Growth on Strong Production and Recovery Activity

“Overall, first-quarter year-on-year revenue increased 3%. This was primarily driven by the addition of ChampionX, which continues to deliver revenue growth and progressive margin expansion. Notably, Production Systems revenue increased 23% year on year, led by production chemicals and artificial lift.

“Production and recovery represent the most immediate path to incremental barrels, and as customers continue to prioritize energy security and national resource development, investment in this space is set to grow. The addition of ChampionX has strengthened our position in this market, particularly in North America, where we will support the next chapter in U.S. unconventional through the use of tailored reservoir chemistry to enhance recovery,” Le Peuch said.

Digital and Data Center Solutions Enhance Growth Mix

“Digital revenue increased 9% year on year, supported by continued momentum in Digital Operations. Digital annualized recurring revenue (ARR) once again exceeded $1 billion at the end of the first quarter and represented a 15% increase year on year. Our customers are seeing the impact of AI and digital in terms of performance and efficiency, and this will result in further adoption of these solutions. Meanwhile, Data Center Solutions experienced a remarkable 45% uplift, highlighting the effectiveness of SLB’s modular and scalable off-site manufacturing capabilities.

“There is a growing opportunity for SLB at the intersection of Digital and Data Center Solutions as we build on our existing relationships with hyperscalers and digital partners. Our progress was underscored by the recently announced expansion of our technology collaboration with NVIDIA to design and deploy critical AI infrastructure as well as develop an ‘AI Factory for Energy’ — a reference environment powered by domain-specific generative AI models and industrial-scale agentic AI — for large-scale deployments in the energy industry,” Le Peuch said.

Evolving Market Dynamics

“We entered 2026 anticipating that global liquid supply and demand would gradually rebalance throughout the year and into 2027. However, the conflict in the Middle East has accelerated this rebalancing while exposing critical vulnerabilities in the global energy supply chain.

“We expect postconflict liquid commodity prices to remain above preconflict levels. This reflects the near-term supply disruptions caused by infrastructure impairments, production impacts, and geopolitical risk premium.

“In response, many countries are likely to prioritize supply diversification, invest in exploration and domestic resource development, and replenish strategic reserves once the conflict subsides. Alongside our work supporting customers as they restore production capacity in the Middle East, we anticipate these trends to drive increased investment in short-cycle projects in North America and Latin America as well as long-cycle developments, particularly in deepwater offshore markets.

“Absent a prolonged conflict leading to an economic slowdown and demand destruction, these supply responses reinforce our conviction of a broad-based recovery in upstream markets in 2027 and 2028.

“Although near-term uncertainties remain, we are committed to returning more than $4 billion to shareholders in 2026,” Le Peuch concluded.

Other Events

During the quarter, SLB repurchased 9.2 million shares of its common stock for a total purchase price of $451 million.

On March 12, 2026, SLB OneSubsea™ joint venture entered into an agreement to acquire the subsea business of Envirex Group AS. The transaction is expected to accelerate the deployment of new technology solutions, in particular umbilical-less subsea intervention, while expanding the range of innovative services available to customers worldwide at a time when demand for efficient, next-generation subsea solutions continues to grow. The transaction is expected to close in the first half of 2026, subject to regulatory approvals and other customary closing conditions.

On April 23, 2026, SLB entered into a definitive agreement to acquire the geoscience and petroleum engineering software business portfolio of S&P Global Energy, a leading provider of subsurface software widely used by U.S. onshore and unconventional operators. The proposed acquisition represents a targeted expansion of SLB’s digital subsurface and planning portfolio, extending its presence in workflow-centric customer segments that are strategically important to long-term digital growth, while remaining aligned with SLB’s disciplined approach to portfolio development. Following the transaction, SLB intends to progressively integrate S&P Global Energy’s technology stack with its digital platforms, taking a deliberate approach that preserves existing customer workflows while complementing them with agentic AI capabilities. This approach is designed to enhance scalability, performance, and interoperability, while maintaining the practical, workflow-centric solutions that underpin S&P Global Energy’s strong customer adoption. The transaction is anticipated to close in the second half of 2026 or early 2027, subject to regulatory approvals and other customary closing conditions.

In parallel, the parties entered an agreement to collaborate on building new AI models in which SLB will use its Lumi™ platform and Tela™ agentic AI framework to unlock value from S&P Global Energy’s upstream data. The combination of S&P’s upstream data and SLB’s domain expertise will help develop advanced domain foundation models, bringing significant value for the industry.

On April 23, 2026, SLB’s Board of Directors approved a quarterly cash dividend of $0.295 per share of outstanding common stock, payable on July 9, 2026, to stockholders of record on June 3, 2026.

First-Quarter Revenue by Geographical Area

First-quarter revenue of $8.72 billion increased 3% year on year with growth across North America both on land and offshore, Latin America, Europe & Africa, and Asia, while the Middle East declined due to disruptions related to the conflict. These results reflect activity from the acquired ChampionX businesses, which contributed $838 million of revenue, consisting of $579 million in North America and $231 million in the international markets.

Excluding the impact of this acquisition, first-quarter 2026 revenue decreased 7% year on year. International first-quarter 2026 revenue decreased 7% and North America first-quarter 2026 revenue decreased 8% year on year.

					(Stated in millions)
As reported	Three Months Ended			Change
	Mar. 31, 2026	Dec. 31, 2025	Mar. 31, 2025	Sequential	Year-on-year
North America	$2,167	$2,212	$1,719	-2%	26%
Latin America	1,528	1,684	1,495	-9%	2%
Europe & Africa*	2,256	2,534	2,235	-11%	1%
Middle East & Asia	2,687	3,234	2,997	-17%	-10%
Eliminations & other	83	81	44	n/m	n/m

	$8,721	$9,745	$8,490	-11%	3%

International	$6,471	$7,453	$6,727	-13%	-4%
North America	$2,167	$2,212	$1,719	-2%	26%

*	Includes Russia and the Caspian region

n/m = not meaningful

The following table and commentary are presented on a pro forma basis assuming that ChampionX was acquired on January 1, 2025.

					(Stated in millions)
Pro forma	Three Months Ended			Change
	Mar. 31, 2026	Dec. 31, 2025	Mar. 31, 2025	Sequential	Year-on-year
North America	$2,167	$2,212	$2,258	-2%	-4%
Latin America	1,528	1,684	1,561	-9%	-2%
Europe & Africa*	2,256	2,534	2,315	-11%	-3%
Middle East & Asia	2,687	3,234	3,093	-17%	-13%
Eliminations & other	83	81	76	n/m	n/m

	$8,721	$9,745	$9,303	-11%	-6%

International	$6,471	$7,453	$6,969	-13%	-7%
North America	$2,167	$2,212	$2,258	-2%	-4%

*	Includes Russia and the Caspian region

n/m = not meaningful

International

Latin America

Revenue in Latin America of $1.53 billion declined 2% year on year due to decreased drilling activity in Argentina, lower Asset Production Solutions (APS) revenue in Ecuador, and lower production systems sales in Brazil. These declines were partially offset by increased offshore activity in Mexico and Guyana.

Sequentially, revenue decreased 9% due to seasonally lower revenue in Brazil and Guyana following strong year-end production systems sales last quarter. This decline was partially offset by increased revenue in Mexico due to higher offshore drilling.

Europe & Africa

Revenue in Europe & Africa of $2.26 billion decreased 3% year on year due to revenue declines in Scandinavia and Angola, partially offset by increased activity in Nigeria, Azerbaijan and Kazakhstan.

Sequentially, revenue declined 11% due to seasonally lower activity following strong year-end product and digital sales in the fourth quarter of 2025.

Middle East & Asia

Revenue in the Middle East & Asia of $2.69 billion decreased 13% year on year, driven by lower revenue across the Middle East reflecting the combined effect of lower activity and disruptions related to the conflict. These disruptions occurred in Qatar due to the declaration of force majeure and in Iraq and offshore operations across the region due to production shut-in constraints and security conditions.

Sequentially, revenue declined 17% due to seasonally lower activity following strong year-end product and digital sales as well as disruptions from the conflict.

North America

Revenue in North America of $2.17 billion decreased 4% year on year, driven primarily by the absence of $118 million of APS revenue in Canada following the Palliser project divestiture in the second quarter of 2025, partially offset by robust revenue growth in Data Center Solutions. Offshore revenue in the Gulf of America was steady as higher drilling activity was offset by lower digital exploration sales.

Sequentially, revenue declined 2% due to lower drilling activity on land and lower digital exploration sales following strong year-end digital sales in the fourth quarter of 2025. These declines were partially offset by higher revenue from Data Center Solutions.

First-Quarter Results by Division

Digital

					(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2026	Dec. 31, 2025	Mar. 31, 2025	Sequential	Year-on-year
Revenue
International	$443	$593	$416	-25%	7%
North America	197	229	171	-14%	15%
Other	—	3	—	n/m	n/m

	$640	$825	$587	-22%	9%

Pretax operating income	$134	$280	$125	-52%	8%
Pretax operating margin	20.9%	34.0%	21.2%	-1,303 bps	-28 bps
Adjusted EBITDA*	167	346	181	-52%	-8%
Adjusted EBITDA margin*	26.1%	42.0%	30.8%	-1,588 bps	-473 bps

*	These are non-GAAP financial measures. See reconciliation in the section “Supplementary Information“ for details.

n/m = not meaningful

				(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2026	Dec. 31, 2025	Mar. 31, 2025	Sequential	Year-on-year
Revenue
Platforms & Applications	$241	$291	$236	-17%	2%
Digital Operations	143	162	77	-12%	87%
Digital Exploration	101	184	110	-45%	-8%
Professional Services	155	188	164	-17%	-6%

	$640	$825	$587	-22%	9%

Digital first-quarter 2026 results include activity from ChampionX, which contributed $32 million of revenue.

Digital revenue of $640 million increased 9% year on year, driven by 87% growth in Digital Operations and a 2% increase in Platforms & Applications, partially offset by declines in Digital Exploration and Professional Services.

Sequentially, Digital revenue declined 22% due to seasonally lower activity following strong year-end digital sales in the fourth quarter of 2025.

ARR for the Digital Division as of March 31, 2026, was $1.02 billion, a 15% increase year on year compared to $890 million as of March 31, 2025.

Digital pretax operating margin slightly declined 28 basis points (bps) year on year.

Sequentially, first-quarter pretax operating margin contracted 13 percentage points reflecting seasonally lower digital sales.

Please refer to “Supplementary Information” (Question 10) for a description of the revenue categories comprising the Digital Division. For the definition of ARR, please refer to Question 11.

Reservoir Performance

				(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2026	Dec. 31, 2025	Mar. 31, 2025	Sequential	Year-on-year
Revenue
International	$1,445	$1,596	$1,557	-9%	-7%
North America	143	146	142	-2%	1%
Other	6	6	1	n/m	n/m

	$1,594	$1,748	$1,700	-9%	-6%

Pretax operating income	$257	$342	$282	-25%	-9%
Pretax operating margin	16.1%	19.6%	16.6%	-348 bps	-47 bps
Adjusted EBITDA*	369	456	385	-19%	-4%
Adjusted EBITDA margin*	23.1%	26.1%	22.7%	-297 bps	47 bps

*	These are non-GAAP financial measures. See reconciliation in the section “Supplementary Information“ for details.

n/m = not meaningful

Reservoir Performance revenue of $1.59 billion decreased 6% year on year due to lower stimulation and intervention activity primarily driven by operational disruptions caused by the Middle East conflict. Revenue in North America was steady while revenue in Latin America and Asia slightly increased.

Sequentially, revenue declined 9%, reflecting the combined effects of seasonally lower activity in Europe & Africa and Asia, and the disruptions related to the Middle East conflict.

Reservoir Performance pretax operating margin of 16% contracted 47 bps year on year, reflecting lower profitability in stimulation and intervention, partially offset by higher profitability in evaluation.

Sequentially, pretax operating margin contracted 348 bps due to seasonally lower activity and disruptions in the Middle East.

Well Construction

				(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2026	Dec. 31, 2025	Mar. 31, 2025	Sequential	Year-on-year
Revenue
International	$2,195	$2,329	$2,381	-6%	-8%
North America	548	556	541	-2%	1%
Other	54	64	55	n/m	n/m

	$2,797	$2,949	$2,977	-5%	-6%

Pretax operating income	$424	$550	$589	-23%	-28%
Pretax operating margin	15.2%	18.7%	19.8%	-350 bps	-463 bps
Adjusted EBITDA*	584	719	753	-19%	-22%
Adjusted EBITDA margin*	20.9%	24.4%	25.3%	-351 bps	-440 bps

*	These are non-GAAP financial measures. See reconciliation in the section “Supplementary Information“ for details.

n/m = not meaningful

Well Construction revenue of $2.80 billion decreased 6% year on year primarily from lower activity due to the Middle East conflict, partially offset by higher offshore drilling activity in Europe & Africa, Latin America and North America.

Sequentially, revenue declined 5% reflecting the combined effect of seasonally lower activity in Europe & Africa and Asia, and the disruptions related to the Middle East conflict, partially offset by higher offshore drilling activity in Latin America.

Well Construction pretax operating margin of 15% contracted 463 bps year on year mainly from lower profitability as a result of the Middle East conflict, compounded by pricing headwinds in select markets.

Sequentially, pretax operating margin contracted 350 bps due to seasonally lower activity and disruptions in the Middle East.

Production Systems

					(Stated in millions)
As reported	Three Months Ended			Change
	Mar. 31, 2026	Dec. 31, 2025	Mar. 31, 2025	Sequential	Year-on-year
Revenue
International	$2,272	$2,853	$2,166	-20%	5%
North America	1,206	$1,200	$671	—	80%
Other	30	$25	$4	n/m	n/m

	$3,508	$4,078	$2,841	-14%	23%

Pretax operating income	$497	$664	$471	-25%	6%
Pretax operating margin	14.2%	16.3%	16.6%	-212 bps	-240 bps
Adjusted EBITDA*	648	815	561	-20%	16%
Adjusted EBITDA margin*	18.5%	20.0%	19.7%	-150 bps	-126 bps

*	These are non-GAAP financial measures. See reconciliation in the section “Supplementary Information“ for details.

n/m = not meaningful

Production Systems revenue of $3.51 billion increased 23% year on year from the acquired ChampionX production chemicals and artificial lift businesses, which contributed $833 million revenue and $148 million in pretax operating income during the quarter.

Excluding the impact of the acquisition, Production Systems first-quarter 2026 revenue decreased 6% year on year due to the disruptions from the Middle East conflict.

Production Systems pretax operating margin of 14% contracted 240 bps year on year due to lower profitability in surface production systems, SLB OneSubsea and completions. This decline was partially offset by the accretive contribution from ChampionX production chemicals and artificial lift.

Sequentially, first-quarter pretax operating margin contracted 212 bps reflecting seasonally lower profitability following strong year-end product sales in the fourth quarter of 2025.

The following table and commentary are presented on a pro forma basis assuming that ChampionX was acquired on January 1, 2025.

				(Stated in millions)
Pro forma	Three Months Ended			Change
	Mar. 31, 2026	Dec. 31, 2025	Mar. 31, 2025	Sequential	Year-on-year
Revenue
International	$2,272	$2,853	$2,408	-20%	-6%
North Amrica	1,206	1,200	1,206	—	—
Other	30	25	36	n/m	n/m

	$3,508	$4,078	$3,650	-14%	-4%

Production Systems pro forma revenue of $3.51 billion decreased 4% year on year due to lower revenue in SLB OneSubsea and surface production systems, partially offset by higher sales of production chemicals, artificial lift and valves. Disruptions from the Middle East conflict also contributed to the year-on-year decline.

Sequentially, revenue declined 14% following strong year-end product sales internationally in the fourth quarter of 2025 as well as disruptions from the Middle East conflict.

All Other

All Other is comprised of APS, Data Center Solutions and SLB Capturi™.

Revenue decreased 21% year on year due to lower APS revenue following the divestiture of the Palliser asset in Canada in the second quarter of 2025 coupled with reduced revenue in SLB Capturi. This decline was partially offset by a 45% increase in Data Center Solutions revenue.

Sequentially, revenue declined slightly by 1% due to lower revenue from APS projects in Ecuador partially offset by higher revenue in Data Center Solutions.

Pretax operating income declined year on year due to lower profitability in APS projects following the Palliser divestiture. Sequentially, pretax operating income increased due to an improved performance in SLB Capturi.

Quarterly Highlights

Core

Contract Awards

SLB continues to win new contract awards that align with SLB’s strengths in the Core. Notable highlights include the following:

•

In Kuwait, Kuwait Oil Company awarded SLB a $1.5 billion, five-year integrated contract for the Mutriba field, including design, development and production management. The work builds on SLB’s subsurface characterization of the Mutriba field to support development planning and execution across deeper, technically demanding reservoir conditions. The contract covers development of high-pressure, high-temperature reservoirs with sour conditions.

•

In Suriname, SLB signed a strategic collaboration agreement between PETRONAS Suriname E&P B.V., a subsidiary of PETRONAS, and Subsea Integration Alliance, comprising SLB OneSubsea and Subsea7. This partnership aims to unlock resources in Suriname’s emerging frontier basin through innovative and cost-effective subsea solutions. The agreement establishes a long-term framework for collaboration across the project lifecycle. This approach enables early involvement to co-develop and co-create cost-effective solutions, accelerate field development, and enhance project economics.

•

In Norway, Equinor awarded SLB OneSubsea an engineering, procurement and construction (EPC) contract to upgrade the subsea compression system for the Gullfaks field in the North Sea. Under the contract, SLB OneSubsea will deliver two next-generation compressor modules to optimize the units originally supplied in 2015 as part of the world’s first multiphase subsea compression system. The upgraded modules will increase differential pressure and flow capacity, enhancing recovery and extending field life. Installation within the existing subsea infrastructure will minimize downtime and reduce overall campaign costs.

•

In Oman, Petroleum Development Oman (PDO) awarded SLB two five-year contracts to supply wellheads and artificial lift technologies for operations in Block-6, Oman’s largest oil and gas concession. The contracts include the provision of low-pressure, high-pressure, and thermal wellheads, as well as electric submersible pumps (ESPs) and progressing cavity pumps (PCPs). These solutions are expected to increase recovery rates and extend the productive life of Block-6 assets.

•

In China, China National Offshore Oil Corporation awarded SLB OneSubsea a multiwell, integrated EPC contract. The contract encompasses 20 wells and covers the delivery of integrated subsea production systems (SPS) for the deepwater Kaiping 18-1 field development in the South China Sea. Under the contract, SLB OneSubsea will deliver standardized subsea production technology that includes dual ESP, gas lift and gas injection horizontal trees, manifolds, connectors and control systems, along with installation and commissioning support.

•

Offshore Malaysia, PTTEP Sabah Oil Limited, a subsidiary company of PTT Exploration and Production Public Company Limited (PTTEP), awarded SLB OneSubsea an EPC contract. The contract expands SLB OneSubsea’s role in delivering integrated SPS for PTTEP’s deepwater portfolio and marks the third major SPS award from PTTEP in the last 12 months.

•

Offshore Indonesia, Mubadala Energy, the Abu Dhabi-headquartered international energy company, awarded SLB multiple offshore drilling services contracts for the Tangkulo natural gas deepwater development and associated exploration and appraisal drilling activities in the Andaman Sea. Under the awards, SLB will work with Mubadala Energy to deliver integrated drilling and well services across the full well life cycle. The scope includes directional drilling, drilling fluids, cementing, wireline, slickline, coiled tubing, well testing, mud logging and upper and lower completions. The integrated model is designed to streamline execution while enhancing safety, reliability and operational performance.

Technology Highlights

Notable technology introductions and deployments in the quarter include the following:

•

SLB introduced the next-generation Cameron frac fluid delivery system, a fully electric solution for hydraulic fracturing operations designed to improve efficiency, reduce operational complexity and support more automated wellsite execution. The system combines a maintenance-free frac valve, electric actuation and ValveCommander™ fluid delivery control to give operators digital control across any actuation type. Key benefits include the elimination of onsite greasing and routine maintenance, more precise valve operation, faster rig-up and rig-down, and removal of hydraulic units. The system also reduces the use of hydraulic fluids and diesel-powered equipment, helping customers streamline workflows, improve uptime and advance cleaner fracturing operations.

•

Offshore Brazil, Trident Energy and SLB addressed productivity impairment in aging subsea gravel-packed wells in the Marimba field. Following rigorous corrosion testing, SLB deployed the OneSTEP EF™ sandstone stimulation solution through a decades-old subsea flowline from an existing P-08 semi-submersible platform — mitigating corrosion risk and eliminating the need for a light well intervention vessel or subsea tree. The treatment exceeded performance objectives, delivering nearly threefold higher oil rates. The application demonstrates that sandstone stimulation can be executed through subsea pipelines, expanding the candidate envelope and improving brownfield economics. The operation reflects strong collaboration between Trident Energy and SLB in executing complex subsea interventions.

•

Offshore Suriname, SLB and PETRONAS Suriname E&P B.V. avoided unnecessary rig time by deploying the Ora™ reservoir sampling platform and its advanced digital workflows. The Ora platform captured high-quality reservoir samples under complex conditions, including from a zone where oil mobility was very low and extraction was much more difficult. This deployment of a practical solution accelerated value creation and improved operations.

•

On the Norwegian continental shelf (NCS), OKEA ASA and SLB overcame unique geological and operational challenges in an ultralong well by leveraging an integrated suite of SLB directional drilling, real-time downhole measurement and formation evaluation, drilling optimization, advanced bit and fluid technologies, and extended-reach well planning and monitoring capabilities. With a measured depth of 10,895 meters, this well became the longest well ever drilled on the NCS, and more than 3,400 meters were drilled in a single run while also enlarging the borehole. As part of the Talisker project, this well supports extending the life of the Brage field and unlocking additional resources.

•

In Azerbaijan, bp awarded SLB a contract to deploy the Optiq™ real-time fiber optic interpretation and analysis solution, with the companies working together to advance an automated, real-time workflow for qualitative and quantitative distributed temperature sensing assessment, multiphase production profiling and injection profiling. The solution — which is currently being configured for bp’s surveillance requirements and will be deployed across more than 50 offshore wells equipped with existing optical fiber on six platforms — aims to overcome key barriers to realizing the full value of fiber optic sensing, including the generation of terabytes of data per day and the traditionally time-intensive interpretation process. By automating real-time analysis at the edge and enabling secure, cloud-based access to production and reservoir surveillance insights, the collaboration is designed to help production and reservoir engineers maximize recovery and prevent or mitigate production disruption.

•

In the United Arab Emirates, SLB and ADNOC Offshore unlocked marginal tight carbonate reserves in the Abu Al Bukhoosh (ABK) field using an Intelligent Stimulation workflow. A mixed-completion multilateral well — comprising limited-entry liner and openhole laterals — was treated in a single-vessel trip using OpenPath Flex™ customizable acid stimulation service with VDA™ viscoelastic diverting acid and stimulation designs generated by Kinetix Matrix™ software. The designs were calibrated with the client support lab’s core-flow data, ensuring uniform stimulation. The intervention delivered more than two times the initial production forecast and provided a template for future acid stimulation jobs for the upcoming wells in the same reservoir.

•

In Malaysia, PETRONAS Carigali Sdn. Bhd. awarded SLB a five-year contract to provide offshore subsea system managed pressure drilling (MPD) services. SLB will deploy a comprehensive MPD and pressurized mud cap drilling solution, featuring a compact above-tension-ring rotating control device and the @balance Control™ MPD system.

•

In Australia, SLB and ConocoPhillips deployed the Ora intelligent wireline formation testing platform for the first time in the country as part of an exploration program in the Otway Basin. The Ora deep transient testing (DTT) replaced the originally planned conventional drillstem testing for the Otway Exploration Drilling Program. The testing focused on the Waarre A reservoir, where limited reservoir and production data exist across the Otway Basin compared with the better-characterized Waarre C reservoir. Ora DTT results verified the reservoir quality and deliverability in the tests, providing key input data for the ongoing assessment of the reservoir’s commerciality.

Digital

SLB is deploying digital technology at scale, partnering with customers to migrate their technology and workflows into the cloud, to embrace new AI-enabled capabilities, and to leverage insights to elevate their performance. Notable highlights include the following:

•

SLB and NVIDIA expanded their technology collaboration to develop an “AI Factory for Energy,” a reference environment powered by domain-specific generative AI models and industrial-scale agentic AI. This will run on SLB’s digital platforms to help energy companies scale AI for their data and operations. The companies will also work together to optimize the processing of large datasets and AI models across SLB digital platforms using the latest NVIDIA AI infrastructure, aiming to establish new benchmarks for performance and efficiency in energy applications.

•

In Angola, Azule Energy awarded SLB a three-year agreement to continue and expand the use of its enterprise digital platform across its operations. The platform will help Azule drive more consistent execution, accelerate decision making and support reliable energy delivery across its portfolio. Azule Energy — a joint venture of bp and Eni and the largest independent energy producer in Angola — operates some of the region’s most complex assets. The agreement builds on two years of Delfi™ digital platform use within Azule’s reservoir organization, where the platform supports reservoir studies, modeling, simulation, and well planning workflows, and supports enterprise-scale digital integration by connecting reservoir workflows with broader operational data environments over time.

•

In Tanzania and Uganda, SLB was awarded a four-year contract to deliver a production data management system (PDMS) for the East Africa Crude Oil Pipeline, the world’s longest electrically heated crude oil pipeline. SLB will deploy the Avocet™ production operations software platform to collect, analyze and securely store production data, including a mobile interface to enable real-time volumetric tracking and production optimization across the Tilenga and Kingfisher fields. The PDMS solution will support operational excellence, flow assurance and pipeline integrity. This marks SLB’s strategic entry into two key countries in the East African market and demonstrates its capability to deliver digital solutions at scale for complex, multi-operator infrastructure projects supporting energy transformation.

•

In Qatar, SLB secured a strategic contract with a major operator, signaling a significant acceleration in the region’s move toward autonomous drilling technologies. Building on the strong performance of DrillOps™ advisory since its deployment in June 2025, the technology is now operating across three land rigs and is set to be introduced on the operator’s first offshore rig. More than 10 wells and 26 sections have already been drilled using DrillOps advisory, delivering an impressive 21% average increase in rate of penetration. The deployment has also demonstrated the solution’s rapid scalability and agnostic compatibility across diverse rig environments.

•

In Oman, PDO awarded SLB a four-year contract to implement its DrillOps intelligent well delivery and insights solutions, aimed at enhancing the wells operations center through advanced AI-driven capabilities. The scope covers DrillOps advisory services and predictive analytics across PDO’s fleet of 50 rigs, enabling automated alerts that detect risks such as stuck pipe and washouts at an early stage. This supports timely preventive actions and promotes more consistent and efficient drilling performance. As part of the contract, SLB will also deploy DrillOps automation — a rig-based application designed to streamline and coordinate drilling workflows — alongside Neuro™ autonomous directional drilling technology on compatible rigs. This award follows a successful field trial conducted in 2025 on 13 wells, which resulted in an 18% improvement in rate of penetration and a 13% reduction in invisible lost time, ultimately saving 25 rig days.

•

In India, Oil and Natural Gas Corporation (ONGC) awarded SLB a major digital contract, representing an important milestone in ONGC’s digital transformation program. Under the agreement, SLB’s Lumi data and AI platform will be deployed as an enterprise solution across all ONGC assets, establishing a unified and scalable data foundation to support advanced analytics and AI-enabled workflows. In parallel, OptiFlow™ and OptiSite™ solutions will be deployed to support and enhance production operations through actionable insights and improved efficiency. The deployment supports ONGC’s objective of becoming a leading digital- and AI-enabled energy company, with SLB as their trusted partner.

New Horizons of Growth

SLB is participating at scale in high-growth markets, including Data Center Solutions and New Energy, through strategic innovative technology and partnerships, including the following:

•

SLB and NVIDIA expanded their technology collaboration to design and deploy critical AI infrastructure. SLB will serve as the modular design partner for NVIDIA DSX AI factories. This modular approach, where components are manufactured offsite, will drive increased quality and reliability while also reducing costs, labor constraints and lead times. It also enables rapid and flexible scaling, which allows customers to expand data center capacity quickly as demand grows.

•

In Turkey, Maren Maras Electric Production Industry and Trade Co. Inc. awarded SLB a four-year agreement to deploy a customized artificial lift solution supporting its geothermal portfolio. The system is engineered for high-temperature geothermal environments and delivered through an integrated commercial and operational model that reduces upfront capital requirements and provides life cycle support. Under the agreement, SLB will supply artificial lift equipment, field services and performance optimization expertise. The solution improves well productivity and system reliability under geothermal conditions and supports scalable geothermal development.

FINANCIAL TABLES

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	First Quarter
	2026	2025
Revenue	$8,721	$8,490
Interest & other income	43	78
Expenses
Cost of revenue (1)	7,390	6,884
Research & engineering	164	172
General & administrative	97	96
Merger & integration (1)	41	48
Restructuring (1)	—	158
Interest	116	147

Income before taxes (1)	$956	$1,063
Tax expense (1)	195	234

Net income (1)	$761	$829
Net income attributable to noncontrolling interests (1)	9	32

Net income attributable to SLB (1)	$752	$797

Diluted earnings per share of SLB (1)	$0.50	$0.58

Average shares outstanding	1,499	1,366
Average shares outstanding assuming dilution	1,515	1,380

Depreciation & amortization included in expenses (2)	$685	$640

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs, and APS investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
	Mar. 31,	Dec. 31,
Assets	2026	2025
Current Assets
Cash and short-term investments	$3,387	$4,212
Receivables	9,037	8,689
Inventories	5,274	5,032
Other current assets	1,637	1,580

	19,335	19,513
Investment in affiliated companies	1,784	1,783
Fixed assets	7,747	7,894
Goodwill	16,852	16,794
Intangible assets	4,901	4,988
Other assets	3,907	3,896

	$54,526	$54,868

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$11,140	$11,490
Estimated liability for taxes on income	878	894
Short-term borrowings and current portion of long-term debt	1,938	1,894
Dividends payable	457	443

	14,413	14,721
Long-term debt	9,670	9,742
Other liabilities	3,090	3,114

	27,173	27,577
Equity	27,353	27,291

	$54,526	$54,868

Liquidity

		(Stated in millions)
Components of Liquidity	Mar. 31, 2026	Mar. 31, 2025	Dec. 31, 2025
Cash and short-term investments	$3,387	$3,897	$4,212
Short-term borrowings and current portion of long-term debt	(1,938)	(3,475)	(1,894)
Long-term debt	(9,670)	(10,527)	(9,742)

Net Debt (1)	$(8,221)	$(10,105)	$(7,424)

Details of changes in liquidity follow:

	First	First
	Quarter	Quarter
	2026	2025
Net income	$761	$829
Depreciation and amortization (2)	685	640
Stock-based compensation expense	101	91
Change in working capital	(1,102)	(937)
Other	42	37

Cash flow from operations	$487	$660

Capital expenditures	(343)	(398)
APS investments	(103)	(108)
Exploration data capitalized	(64)	(51)

Free cash flow (3)	(23)	103

Stock repurchase program	(451)	(2,300)
Dividends paid	(426)	(386)
Proceeds from employee stock plans	178	113
Business acquisitions and investments, net of cash acquired plus debt assumed	(70)	(37)
Taxes paid on net settled stock-based compensation awards	(59)	(53)
Other	(30)	(32)

Decrease in Net Debt before impact of changes in foreign exchange rates	(881)	(2,592)
Impact of changes in foreign exchange rates on net debt	84	(108)

Increase in Net Debt	(797)	(2,700)
Net Debt, beginning of period	(7,424)	(7,405)

Net Debt, end of period	$(8,221)	$(10,105)

(1)

“Net Debt” represents gross debt less cash and short-term investments. Management believes that Net Debt provides useful information to investors and management regarding the level of SLB’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs, and APS investments.
(3)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and exploration data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of SLB’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this first-quarter 2026 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, SLB net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; effective tax rate, excluding charges & credits; adjusted EBITDA and adjusted EBITDA margin) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures provides useful perspective on SLB’s underlying business results and operating trends, and a means to evaluate SLB’s operations period over period. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplementary Information” (Question 8).

		(Stated in millions, except per share amounts)
	First Quarter 2026
			Noncont.		Diluted
	Pretax	Tax	Interests	Net	EPS
Net income attributable to SLB (GAAP basis)	$956	$195	$9	$752	$0.50
Merger and integration (1)	41	8	2	31	0.02

Net income attributable to SLB, excluding charges & credits	$997	$203	$11	$783	$0.52

	First Quarter 2025
			Noncont.		Diluted
	Pretax	Tax	Interests	Net	EPS
Net income attributable to SLB (GAAP basis)	$1,063	$234	$32	$797	$0.58
Workforce reductions (2)	158	10	—	148	0.11
Merger and integration (1)	48	1	4	43	0.03

Net income attributable to SLB, excluding charges & credits	$1,269	$245	$36	$988	$0.72

	Fourth Quarter 2025
			Noncont.		Diluted
	Pretax	Tax	Interests	Net	EPS
Net income attributable to SLB (GAAP basis)	$943	$143	$(24)	$824	$0.55
Goodwill impairment (3)	210	—	41	169	0.11
Workforce reductions (2)	126	14	3	109	0.07
Amortization of inventory purchase accounting fair value adjustment (4)	100	23	—	77	0.05
Merger and integration (1)	125	21	12	92	0.06
Reversal of valuation allowance relating to deferred tax assets	—	92	—	(92)	(0.06)

Net income attributable to SLB, excluding charges & credits	$1,504	$293	$32	$1,179	$0.78

(1)	Classified in Merger & integration in the Condensed Consolidated Statement of Income.
(2)	Classified in Restructuring in the Condensed Consolidated Statement of Income.
(3)	Classified in Impairments in the Condensed Consolidated Statement of Income.
(4)	Classified in Cost of revenue in the Condensed Consolidated Statement of Income.

Divisions

					(Stated in millions)
	First Quarter 2026		Fourth Quarter 2025		First Quarter 2025
		Income		Income		Income
		Before		Before		Before
	Revenue	Taxes	Revenue	Taxes	Revenue	Taxes
Digital	$640	$134	$825	$280	$587	$125
Reservoir Performance	1,594	257	1,748	342	1,700	282
Well Construction	2,797	424	2,949	550	2,977	589
Production	3,508	497	4,078	664	2,841	471
All other	443	113	445	85	562	162
Eliminations & other	(261)	(104)	(300)	(114)	(177)	(73)

Pretax segment operating income		1,321		1,807		1,556
Corporate & other		(228)		(208)		(179)
Interest income (1)		20		31		36
Interest expense (1)		(116)		(126)		(144)
Charges & credits (2)		(41)		(561)		(206)

	$8,721	$956	$9,745	$943	$8,490	$1,063

					(Stated in millions)
	First Quarter 2026
				Net Interest
		Income Before	Depreciation and	Expense	Adjusted
	Revenue	Taxes	Amortization (3)	(Income) (4)	EBITDA (5)
Digital	$640	$134	$33	$—	$167
Reservoir Performance	1,594	257	113	(1)	369
Well Construction	2,797	424	161	(1)	584
Production Systems	3,508	497	152	(1)	648
All Other	443	113	84	—	197
Eliminations & other	(261)	(104)	69	(2)	(37)

Pretax segment operating income		1,321
Corporate & other		(228)	73		(155)
Interest income (1)		20
Interest expense (1)		(116)
Charges & credits (2)		(41)

	$8,721	$956	$685	$(5)	$1,773

				(Stated in millions)
	Fourth Quarter 2025
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (Income) (4)	Adjusted EBITDA (5)
Digital	$825	$280	$66	$—	$346
Reservoir Performance	1,748	342	114	—	456
Well Construction	2,949	550	169	—	719
Production Systems	4,078	664	151	—	815
All Other	445	85	85	—	170
Eliminations & other	(300)	(114)	74	—	(40)

Pretax segment operating income		1,807
Corporate & other		(208)	73		(135)
Interest income (1)		31
Interest expense (1)		(126)
Charges & credits (2)		(561)

	$9,745	$943	$732	$—	$2,331

				(Stated in millions)
	First Quarter 2025
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (Income) (4)	Adjusted EBITDA (5)
Digital	$587	$125	$56	$—	$181
Reservoir Performance	1,700	282	104	(1)	385
Well Construction	2,977	589	164	—	753
Production Systems	2,841	471	90	—	561
All Other	562	162	111	3	276
Eliminations & other	(177)	(73)	70	1	(2)

Pretax segment operating income		1,556
Corporate & other		(179)	45		(134)
Interest income (1)		36
Interest expense (1)		(144)
Charges & credits (2)		(206)

	$8,490	$1,063	$640	$3	$2,020

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of fixed assets and amortization of intangible assets, APS and exploration data costs.
(4)	Excludes interest income and interest expense recorded at the corporate level.
(5)	Adjusted EBITDA represents income before taxes excluding depreciation and amortization, interest income, interest expense and charges & credits.

Supplementary Information

Frequently Asked Questions

1)	What is the capital investment guidance for the full-year 2026?

Capital investment (consisting of capex, exploration data costs and APS investments) for the full-year 2026 is still expected to be approximately $2.5 billion. Capital investment for the full-year 2025 was $2.4 billion.

2)	What were the cash flow from operations and free cash flow for the first quarter of 2026?

Cash flow from operations for the first quarter of 2026 was $487 million and free cash flow was negative $23 million.

3)	What was included in “Interest & other income” for the first quarter of 2026?

“Interest & other income” for the first quarter of 2026 was $43 million. This consisted of interest income of $25 million and earnings of equity method investments of $18 million.

4)	How did interest income and interest expense change during the first quarter of 2026?

Interest income of $25 million for the first quarter of 2026 decreased $6 million sequentially. Interest expense of $116 million decreased $10 million sequentially.

5)	What was the effective tax rate (ETR) for the first quarter of 2026?

The ETR for the first quarter of 2026, calculated in accordance with GAAP, was 20.3% as compared to 15.2% for the fourth quarter of 2025. Excluding charges and credits, the ETR for the first quarter of 2026 was 20.3% as compared to 19.5% for the fourth quarter of 2025.

6)	How many shares of common stock were outstanding as of March 31, 2026, and how did this change from the end of the previous quarter?

There were 1.495 billion shares of common stock outstanding as of both March 31, 2026, and December 31, 2025.

(Stated in millions)
Shares outstanding at December 31, 2025	1,495
Shares issued under employee stock purchase plan	4
Shares issued to optionees, less shares exchanged	2
Vesting of restricted stock	3
Stock repurchase program	(9)

Shares outstanding at March 31, 2026	1,495

7)

What was the weighted average number of shares outstanding during the first quarter of 2026 and fourth quarter of 2025? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share?

The weighted average number of shares outstanding was 1.499 billion during the first quarter of 2026 and 1.495 billion during the fourth quarter of 2025. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share.

		(Stated in millions)
	First Quarter	Fourth Quarter
	2026	2025
Weighted average shares outstanding	1,499	1,495
Unvested restricted stock	15	16
Assumed exercise of stock options	1	—

Average shares outstanding, assuming dilution	1,515	1,511

8)	What was SLB’s adjusted EBITDA in the first quarter of 2026, the fourth quarter of 2025, and the first quarter of 2025? What was SLB’s adjusted EBITDA margin for those periods?

SLB’s adjusted EBITDA was $1.773 billion in the first quarter of 2026, $2.331 billion in the fourth quarter of 2025, and $2.020 billion in the first quarter of 2025.

SLB’s adjusted EBITDA margin was 20.3% in the first quarter of 2026, 23.9% in the fourth quarter of 2025, and 23.8% in the first quarter of 2025, and was calculated as follows:

			(Stated in millions)
	First Quarter	Fourth Quarter	First Quarter
	2026	2025	2025
Net income attributable to SLB	$752	$824	$797
Net income (loss) attributable to non controlling interests	9	(24)	32
Tax expense	195	143	234

Income before taxes	$956	$943	$1,063
Charges & credits	41	561	206
Depreciation and amortization	685	732	640
Interest expense	116	126	147
Interest income	(25)	(31)	(36)

Adjusted EBITDA	$1,773	$2,331	$2,020

Revenue	$8,721	$9,745	$8,490

Adjusted EBITDA margin	20.3%	23.9%	23.8%

9)	What were the components of depreciation and amortization expenses for the first quarter of 2026, the fourth quarter of 2025, and the first quarter of 2025?

The components of depreciation and amortization expenses for the first quarter of 2026, the fourth quarter of 2025, and the first quarter of 2025 were as follows:

			(Stated in millions)
	First Quarter	Fourth Quarter	First Quarter
	2026	2025	2025
Depreciation offixed assets	$464	$475	$397
Amortization of intangible assets	110	111	82
Amortization of APS investments	82	84	110
Amortization of exploration data costs capitalized	29	62	51

	$685	$732	$640

10)	What are the revenue categories in the Digital Division that offer solutions to SLB’s customers?

Within Digital, revenue is generated from four key solutions — Platforms & Applications, Digital Operations, Digital Exploration and Professional Services.

Platforms & Applications includes SLB’s cloud technologies such as the Delfi and Lumi platforms, along with a suite of specialized, domain-focused applications such as Petrel™ and Techlog™ offered as SaaS subscription or perpetual licenses. These platforms and applications automate complex models to simulate the impact of reservoir development plans and aid in the planning of key operations such as drilling, completion and production designs. Additionally, they unlock data and utilize AI and machine learning to reduce cycle time and improve efficiency of workflows to allow customers to make better, faster decisions to improve their project economics and reservoir performance.

Revenue is recurring (with exception of one-off license sales) underpinned by a substantial base of ARR from a globally installed base, complemented by customer adoption of new cloud-based capabilities and IoT-enabled solutions.

This category has best-in-class retention rates and limited churn.

Digital Operations combines the unique strengths of SLB’s oilfield services with advanced digital technologies to deliver more reliable, efficient and autonomous field operations. By integrating connected solutions with Performance Live™ digital service delivery centers, customers gain real-time monitoring, remote decision making and automated execution across their workflows from autonomous drilling to automated well intervention, all while reducing costs and improving project economics.

Revenue is generated from the same customer base as the Core divisions and is, therefore, repeatable. Additionally, a portion of the revenue is recurring in nature.

To incentivize the Core divisions — Well Construction, Reservoir Performance and Production Systems — and Digital to develop and promote this category, the resulting revenue is recognized in both the respective Core division as well as in the Digital Division. This effect is eliminated in consolidation.

Digital Exploration represents SLB’s exploration data business. The exploration data library is a differentiated asset library of seismic surveys and other subsurface data that customers rely on for better exploration and development decisions. These licensed datasets also support carbon storage design and monitoring. The library covers key exploration and producing basins worldwide and datasets are refreshed and reprocessed to benefit from the latest imaging algorithms and AI technologies, enabled by high performance cloud computing.

Revenue is generated from one-time, non-transferable license sales and is therefore non-recurring in nature.

Professional Services includes consulting and other services required to support customers’ digital transformations. These services include transition support from on-prem to cloud-based digital solutions, data clean-up and migration, workflow automation — including deployment of workflow solutions built within SLB’s global network of Innovation Factori workspaces — and training to further enable customers’ digital transformations.

Revenue in this category is largely project-based, and repetitive engagements with the same customers are common. These services generate pull-through opportunities across other digital revenue streams.

11)	In Digital, what is the definition of ARR and what was the ARR as of March 31, 2026, December 31, 2025, and March 31, 2025?

ARR represents the annual value of recurring subscription and maintenance revenues from Platforms & Applications, along with the recurring portion of Digital Operations, providing a measure of predictable revenue over the next 12 months. This is calculated based on the trailing twelve months revenue and excludes one-time license sales and variable usage fees.

ARR as of March 31, 2026, was $1.02 billion, compared to $1.00 billion as of December 31, 2025, and $890 million as of March 31, 2025, resulting in a 15% increase year over year and 2% increase sequentially.

12)	What is the Data Center Solutions business and where is it reported?

The Data Center Solutions business designs and manufactures critical infrastructure components — such as modular data center enclosures, cooling systems and other hardware — for hyperscalers and enterprises. By leveraging scalable, standardized production with rapid lead times, and rigorous quality assurance, SLB provides configurable solutions that balance cost efficiency, reliability and customization to meet accelerating data center demand.

AI-driven data demand is fueling rapid growth, and this business is going to be a material and meaningful contributor to SLB’s portfolio in the future. This business is reported in the All Other category.

13)	How much revenue was generated from the Data Center Solutions business for the first quarter of 2026, the fourth quarter of 2025, and the first quarter of 2025?

Data Center Solutions revenue was $141 million in the first quarter of 2026, $128 million in the fourth quarter of 2025, and $97 million in the first quarter of 2025, resulting in a 45% increase year on year and 10% increase sequentially.

14)	What Divisions comprise SLB’s Core business and what were their revenue and pretax operating income for the first quarter of 2026, the fourth quarter of 2025, and the first quarter of 2025?

SLB’s Core business comprises the Reservoir Performance, Well Construction, and Production Systems Divisions. SLB’s Core business revenue and pretax operating income for the first quarter of 2026, the fourth quarter of 2025, and the first quarter of 2025 are calculated as follows:

				(Stated in millions)
	Three Months Ended			Change
	Mar. 31,	Dec. 31,	Mar. 31,
	2026	2025	2025	Sequential	Year-on-year
Revenue
Reservoir Performance	$1,594	$1,748	$1,700
Well Construction	2,797	2,949	2,977
Production Systems	3,508	4,078	2,841

	$7,899	$8,775	$7,518	-10%	5%

Pretax Operating Income
Reservoir Performance	$257	$342	$282
Well Construction	424	550	589
Production Systems	497	664	471

	$1,178	$1,556	$1,342	-24%	-12%

Pretax Operating Margin
Reservoir Performance	16 .1%	19.6%	16.6%
Well Construction	15 .2%	18.7%	19.8%
Production Systems	14 .2%	16.3%	16.6%

	14 .9%	17.7%	17.8%	-283 bps	-294 bps

First-quarter 2026 results reflect activity from ChampionX, which contributed $833 million of revenue to Production Systems. Excluding the impact of this acquisition, Core revenue decreased 6% year on year.

About SLB

SLB (NYSE: SLB) is a global technology company that has driven energy innovation for 100 years. With a global presence in more than 100 countries and employees representing almost twice as many nationalities, we work each day on innovating oil and gas, delivering digital at scale, decarbonizing industries, and developing and scaling new energy systems that accelerate the energy transition. Find out more at slb.com.

Conference Call Information

SLB will hold a conference call to discuss the earnings press release and business outlook on Friday, April 24, 2026. The call is scheduled to begin at 11:00 a.m. U.S. Eastern time. To access the call, which is open to the public, please contact the conference call operator at +1 (833) 470-1428 within North America, or +1 (404) 975-4839 outside of North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 742955. At the conclusion of the conference call, an audio replay will be available until May 1, 2026, by dialling +1 (866) 813-9403 within North America, or +1 (929) 458-6194 outside of North America, and providing the access code 360731. The conference call will be webcasted simultaneously at https://events.q4inc.com/attendee/972985185 on a listen-only basis. A replay of the webcast will also be available at the same website until May 1, 2026.

Investors	Media
James R. McDonald — SVP, Investor Relations & Industry Affairs, SLB Joy V. Domingo — Director of Investor Relations, SLB Tel: +1 (713) 375-3535 investor-relations@slb.com	Josh Byerly — SVP of Global Communications, SLB Moira Duff — Director of External Communications, SLB Tel: +1 (713) 375-3407 media@slb.com

Forward-Looking Statements

This first-quarter 2026 earnings press release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “precursor,” “forecast,” “outlook,” “expectations,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “scheduled,” “think,” “should,” “could,” “would,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; growth for SLB as a whole and for each of its Divisions (and for specified business lines, geographic areas, or technologies within each Division); the benefits of the ChampionX acquisition, including the ability of SLB to integrate the ChampionX business successfully and to achieve anticipated synergies and value creation from the acquisition; oil and natural gas demand and production growth; oil and natural gas prices; forecasts or expectations regarding energy transition and global climate change; improvements in operating procedures and technology; capital expenditures by SLB and the oil and gas industry; our business strategies, including digital and “fit for basin,” as well as the strategies of our customers; our capital allocation plans, including dividend plans and share repurchase programs; our APS projects, joint ventures, and other alliances; the impact of the ongoing or escalating conflicts on global energy supply; access to raw materials; future global economic and geopolitical conditions; future liquidity, including free cash flow; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic and geopolitical conditions; changes in exploration and production spending by our customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers and suppliers; the inability to achieve our financial and performance targets and other forecasts and expectations; the inability to achieve our net-zero carbon emissions goals or interim emissions reduction goals; general economic, geopolitical, and business conditions in key regions of the world; foreign currency risk; inflation; changes in monetary policy by governments; tariffs; pricing pressure; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in our supply chain; production declines; the extent of future charges; the inability to recognize efficiencies and other intended benefits from our business strategies and initiatives, such as digital or new energy, as well as our cost reduction strategies; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission (the “SEC”).

If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this press release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this press release are made as of the date of this release, and SLB disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.